As filed with the Securities and Exchange Commission on May 27, 2025

Registration Statement No. 333-235948

333-166934

333-163515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-235948

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166934

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163515

UNDER

THE SECURITIES ACT OF 1933

MAIDEN HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0570192
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

48 Par-La-Ville Road, Suite 1141 Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan

Amended and Restated Maiden Holdings, Ltd. 2007 Share Incentive Plan

Maiden Holdings, Ltd. 2007 Share Incentive Plan

(Full titles of the plans)

CT Corporation System

111 8th Avenue, 13th Floor

New York, New York 10011

(203) 585-2400

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Tim Cruickshank Christian G. Kurtz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000	Lawrence F. Metz Executive Vice Chairman and Group President Maiden Holdings, Ltd. 48 Par-La-Ville Road, Suite 1141 Hamilton HM 11, Bermuda (441) 298-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Maiden Holdings, Ltd., a Bermuda company (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Company’s common shares, par value $0.01 per share (the “Common Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-235948 filed with the Commission on January 16, 2020, registering up to 11,289,956 Common Shares issuable pursuant to the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan;

•	Registration Statement No. 333-166934 filed with the Commission on May 18, 2010, registering up to 7,200,000 Common Shares issuable pursuant to the Amended and Restated Maiden Holdings, Ltd. 2007 Share Incentive Plan;

•	Registration Statement No. 333-163515 filed with the Commission on December 4, 2009, registering up to 2,800,000 Common Shares issuable pursuant to the Maiden Holdings, Ltd. 2007 Share Incentive Plan.

On May 27, 2025, the Company consummated the transactions under the Combination Agreement, dated as of December 29, 2024, among the Company, Kestrel Group, LLC, a Delaware limited liability company (“Kestrel”), the equityholders of Kestrel (the “Kestrel Equityholders”), Ranger U.S. Newco LLC, a Delaware limited liability company (“US NewCo”), Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares and a direct wholly owned subsidiary of US NewCo (“Merger Sub 1”), Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares (“Bermuda NewCo”), and Ranger Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Bermuda NewCo (“Merger Sub 2” and, together with the Company, Kestrel, the Kestrel Equityholders, US NewCo, Merger Sub 1 and Bermuda NewCo, the “Parties”). On each of February 17, 2025 and March 24, 2025, the Parties entered into letter agreements amending the Combination Agreement. These Post-Effective Amendments are being filed as a result of the Combination.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Common Shares registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. These filings are made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Old Tappan, State of New Jersey on May 27, 2025.

MAIDEN HOLDINGS, LTD.

By:	/s/ Patrick J. Haveron
Name:	Patrick J. Haveron
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.